Exhibit 16.1

October 15, 2007

U.S. Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, DC 20549
USA

Dear Ladies and Gentlemen:

Re: Laycor Ventures Corp.. – SEC File No. 000-51403

We are the former independent auditors for Laycor Vengtures Corp. (the “Company”). We have read the Company’s current report on Form 8-K, dated October 12, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

TELFORD SADOVNICK, P.L.L.C
TELFORD SADOVNICK, P.L.L.C.
CERTIFIED PUBLIC ACCOUNTANTS

AHS/skl